                                                                      EXHIBIT 12



                       TEXAS UTILITIES ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                               TWELVE MONTHS ENDED
                                                   --------------------------------------------------------------------------
                                                                             DECEMBER 31,                            JUNE 30,
                                                   -----------------------------------------------------------
                                                      1990        1991          1992        1993         1994         1995
                                                      ----        ----          ----        ----         ----         ----
                                                               THOUSANDS OF DOLLARS, EXCEPT RATIOS

FIXED CHARGES:
 Interest on mortgage bonds.....................  $  551,986   $ 608,729   $  598,235   $  610,999   $  567,363   $  549,306
 Interest on other long-term debt...............      92,749      61,822       54,379       45,787       32,183       37,464
 Amortization of debt discount (premium)
  and expense...................................       3,698       4,111        4,778        6,493        8,615        9,334
 Amortization of loss on reacquired debt........       4,635       5,052        9,301       12,471       17,608       18,129
 Other interest charges.........................      38,271      52,948       22,123       10,222       36,408       30,951
 Rentals representative of the interest factor..      25,545      28,737       30,828       29,637       26,017       25,248
                                                  ----------   ---------   ----------   ----------   ----------   ----------
      Total fixed charges.......................  $  716,884   $ 761,399   $  719,644   $  715,609   $  688,194   $  670,432
                                                  ==========   =========   ==========   ==========   ==========   ==========


EARNINGS:
 Net income (loss)..............................  $  964,276   $(289,173)  $  821,123   $  476,526   $  658,192   $  661,057
 Add:
   Federal income taxes.........................      57,930      76,073       29,049       96,951      146,633      240,826
   Deferred federal income taxes - net..........      45,724    (232,464)     233,125      164,487      219,752      115,395
   Federal investment tax credits - net.........      33,841     (53,498)     (20,322)     (19,698)     (23,698)     (21,385)
   Fixed charges................................     716,884     761,399      719,644      715,609      688,194      670,432
                                                  ----------   ---------   ----------   ----------   ----------   ----------
      Total earnings............................  $1,818,655   $ 262,337   $1,782,619   $1,433,875   $1,689,073   $1,666,325
                                                  ==========   =========   ==========   ==========   ==========   ==========



RATIO OF EARNINGS TO FIXED CHARGES..............        2.54       0.34*         2.48         2.00         2.45         2.49
                                                        ====       =====         ====         ====         ====         ====


* The Company's earnings were inadequate to cover fixed charges for the twelve months ended December 31, 1991. The deficiency was $499,062,000. The computation of the ratio of earnings to fixed charges does not include interest payments made by affiliated companies on senior notes, which are recovered currently through the fuel component of rates.